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                                                                  Exhibit 2 (b)

                                 PLAN OF MERGER


                 THIS PLAN OF MERGER ("Plan") is made and entered into as of this 28th day of January, 1994, by and between TRANS FINANCIAL BANCORP, INC., a Kentucky corporation ("Corporation"), and FGC HOLDING COMPANY, a Kentucky corporation ("FGC").


                 W I T N E S S E T H :

                 FGC is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of 3,000 shares of common stock without par value ("FGC Common Stock"), 850 shares of Class A Preferred Stock, $1,000 par value per share ("FGC Class A Preferred Stock"), and 200 shares of Class B Preferred Stock, $1,000 par value per share ("FGC Class B Preferred Stock"). At the date hereof, (i) 2,501 shares of FGC Common Stock are validly issued and outstanding and fully paid and nonassessable, (ii) 836 shares of FGC Class A Preferred Stock are issued and outstanding and fully paid and nonassessable, and (iii) 174 shares of Class B Preferred Stock are issued and outstanding and fully paid and nonassessable.

                 The respective Boards of Directors of Corporation and FGC have determined that it is desirable to effect a Plan and Agreement of Reorganization (the "Agreement"), for the general welfare and advantage of Corporation and FGC and their respective shareholders, under which plan FGC would be merged into Corporation, in accordance with the terms of the Agreement and this Plan.

                 The respective Boards of Directors of FGC and Corporation have approved and adopted the Agreement and this Plan and have authorized the execution hereof.

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:


                                   ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Upon the terms and conditions set forth in this Plan and the Agreement, at the Effective Time (as hereinafter defined) FGC shall be merged with and into Corporation, the "Surviving Corporation," under the provisions of, and with the effect provided in, the Kentucky Business Corporation Act. The terms of the Merger shall be as set forth in the Agreement and in this Plan.

         1.2 Articles of Merger. Upon the terms and conditions set forth in this Plan and the Agreement, Articles of Merger will be






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duly prepared and executed by Corporation and FGC and thereafter delivered for filing to the Secretary of State of the Commonwealth of Kentucky as provided in the Agreement. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Kentucky or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

         1.3      Effect of Filing.

                 A. At the Effective Time, (i) the separate existence of FGC shall cease and FGC shall be merged with and into Corporation, (ii) the Articles of Incorporation of Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Corporation as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                 B. At the Effective Time, the officers and Board of Directors of the Surviving Corporation shall consist of those persons serving as the officers and directors of Corporation immediately prior to the Effective Time.

                 C. At and after the Effective Time, the Merger will have the effects set forth in Section 271B.11-060 of the Kentucky Business Corporation Act and as otherwise provided by law.


                                   ARTICLE 2

                              CONVERSION OF SHARES

         2.1     Conversion of FGC Common Stock.

                 A. Conversion of FGC Common Stock. Each share of FGC Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted, without any further notice to or on the part of the holder thereof, into 419.83 shares of Corporation Common Stock, subject to Sections 2.1C and 2.1D hereof (the "Exchange Ratio"). All shares of FGC Common Stock shall automatically be canceled and shall cease to exist and each certificate previously representing any such shares shall thereafter represent the Corporation Common Stock into which such FGC Common Stock has been converted. Certificates previously representing shares of FGC Common Stock shall be exchanged for Corporation Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3.

                B. Treasury Stock. All shares of FGC Common Stock that are owned by FGC as treasury stock immediately prior to the





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Effective Time shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

                 C. Reclassifications. If, prior to the Effective Time, Corporation declares a stock dividend on or subdivides, splits, reclassifies or combines Corporation Common Stock, or makes a distribution on Corporation Common Stock of any security convertible into its common stock, then appropriate adjustment shall be made in the Exchange Ratio to take into account the stock dividend, subdivision, split, reclassification, combination or distribution of securities.

                 D. No Fractional Shares. No certificate or scrip of any kind will be issued by Corporation to any shareholder of FGC in respect of any fractional interest in Corporation Common Stock arising out of the conversion of FGC Common Stock into Corporation Common Stock in the Merger. No holder of FGC Common Stock will have any rights in respect of a fractional interest in Corporation Common Stock arising out of the Merger except the right to receive in lieu thereof a cash payment in a dollar amount equal to such fractional interest multiplied by the average of the bid and asked price per share, as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), for Corporation Common Stock on the trading day which occurs immediately prior to the Closing Date. For purposes of this Agreement, "trading day" shall mean any day on which securities are traded on the New York Stock Exchange.

         2.2 Conversion of FGC Preferred Stock. Each share of FGC Class A Preferred Stock and FGC Class B Preferred Stock issued and outstanding immediately prior to the Effective Time (if any such shares shall be issued and outstanding immediately prior to the Effective Time) shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted, without any further notice to or on the part of the holder thereof, into one share of Class A Preferred Stock of Corporation ("Corporation Preferred Stock") having substantially identical terms, rights, designations and preferences (including without limitation substantially identical terms, rights, designations and preferences with respect to dividends, redemption and liquidation) as the FGC Class A Preferred Stock and Class B Preferred Stock, respectively. All shares of FGC Preferred Stock shall automatically be canceled and shall cease to exist and each certificate previously representing any such shares shall thereafter represent the Corporation Preferred Stock into which such FGC Preferred Stock has been converted. Certificates previously representing shares of FGC Preferred Stock shall be exchanged for Corporation Preferred Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3.





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         2.3     Exchange of Certificates.

                 A. At Closing, each Shareholder shall deliver to Corporation the Shareholder's certificate or certificates previously representing shares of FGC Common Stock, together with a properly executed letter of transmittal in form and substance satisfactory to Corporation, with all instruments or documents required to accompany the letter of transmittal. At the Effective Time, or as soon as practical thereafter, Corporation shall issue to each Shareholder a certificate representing the number of shares of Corporation Common Stock to which each Shareholder is entitled as provided in
Section 2.1 and, if appropriate, pay each Shareholder a cash amount in lieu of any fractional share interest, as provided in Section 2.1D. At and after the Effective Time, holders of certificates previously representing shares of FGC Common Stock shall cease to have any rights as shareholders of FGC except for the right to receive upon such surrender the consideration specified in Section 2.1.

                 B. As soon as practical after the Effective Time, Corporation shall mail or deliver to each holder of FGC Preferred Stock a form letter of transmittal. At and after the Effective Time, each person who immediately prior to the Effective Time held of record shares of FGC Preferred Stock shall be entitled to receive, upon the surrender of the certificate which represented such shares to Corporation, together with a properly executed letter of transmittal in form and substance satisfactory to Corporation and all instruments or documents required to accompany the letter of transmittal, the consideration specified in Section 2.2. At and after the Effective Time, holders of certificates previously representing shares of FGC Preferred Stock shall cease to have any rights as shareholders of FGC except for the right to receive upon such surrender the consideration specified in Section 2.2.


                                   ARTICLE 3

                                  TERMINATION

                 Anything contained in this Plan notwithstanding and notwithstanding adoption hereof by the shareholders of FGC, this Plan may be terminated and the Merger abandoned as provided in the Agreement.







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                                  ARTICLE 4

                             CONDITIONS PRECEDENT


                 The obligations of Corporation and FGC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.


                                   ARTICLE 5

                               GENERAL PROVISIONS

         5.1 Law and Section Headings. This Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Plan for convenience only and are to be ignored in the construction of the terms of this Plan.

         5.2 Modifications. The parties hereto may amend, modify or supplement this Plan, before or after approval thereof by the shareholders of FGC, in such manner as may be agreed by them in writing.

         5.3 Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        TRANS FINANCIAL BANCORP, INC.


                                        By /s/ Douglas M. Lester
                                           -------------------------------
                                           Douglas M. Lester, President


                                        FGC HOLDING COMPANY


                                        By /s/ Julius Martin
                                           -------------------------------
                                        Title Chairman
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